Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the use of our report dated February 27, 2009, except as to notes 2(b), 2(h), 3, 4, 6, 7, 10, 11, 16, 17 and financial statement schedule III which are as of November 19, 2009, with respect to the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule III, properties and accumulated depreciation and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which all became effective on January 1, 2009.

/s/ KPMG LLP

San Francisco, California

December 3, 2009